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                                                                  Exhibit 10.(a)

                         ASSET CONTRIBUTION AGREEMENT
                         ----------------------------



     THIS AGREEMENT is made as of August 27, 1997 by and between EVANS WITHYCOMBE RESIDENTIAL, L.P., a Delaware limited partnership ("EWOP"), and ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership ("ERP").

                               R E C I T A L S:
                               ---------------

     A. To induce the general partner of ERP to enter into an agreement of merger with the general partner of EWOP pursuant to the Agreement and Plan of Merger dated August 27, 1997 between the general partners of ERP and EWOP (the "Merger Agreement"), EWOP desires to contribute to ERP, at the option of ERP, all of its assets pursuant to the terms and conditions of this Agreement.
Section 5.18 of the Merger Agreement provides certain assurances given to induce EWOP to enter into this Agreement.

     B.   EWOP intends to dissolve after the contribution of its assets to ERP.

                             A G R E E M E N T S:
                             -------------------

     In consideration of the foregoing premises and the respective agreements, covenants and obligations herein contained and other good and valuable consideration, the parties agree as follows:

     1. Contribution. Subject to Section 6 of this Agreement, EWOP hereby agrees to contribute all of its assets (the "Contributed Assets"), subject to its liabilities (including liabilities which are non-recourse in nature), to ERP in exchange for units of partnership interest in ERP of the type and in the amount set forth in Sections 3 hereof.

     The aforesaid contribution is made without any representation or warranty, express or implied, all of which are expressly disclaimed.

     2. Assumption of Liabilities. Subject to Section 6 of this Agreement, ERP shall assume the liabilities of EWOP (other than liabilities which are non-recourse in nature) and agrees to pay and perform such liabilities when due and when required to be performed. Such liabilities include, without limitation, all obligations under the Indenture dated as of April 2, 1997 between EWOP and Bank One, Columbus, N.A., as trustee. The liabilities assumed pursuant to this Section are referred to collectively as the "Assumed Liabilities".

     3. Consideration for Contribution to ERP. Solely in exchange for the contribution of the Contributed Assets, EWOP shall receive such number of common units of ERP as shall

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equal the number of EWOP units of partnership interest issued and outstanding immediately prior to the effective time of the Contribution multiplied by the Exchange Ratio (as defined in the Merger Agreement). No fractional ERP Units shall be issued in connection with the contribution by any Contributor. Instead, at the time of the effectiveness of the Contribution, EWOP shall be paid an amount in cash equal to the Closing Price (as hereinafter defined) multiplied by the fraction of a ERP Unit to which EWOP would otherwise be entitled. For purposes of this Paragraph 2, "Closing Price" shall mean the unweighted average closing price of a share of Equity Residential Properties Trust ("EQR") common stock as reported on the New York Stock Exchange (Composite Tape) for the five
(5) trading days preceding the Effective Time (as defined in the Merger Agreement), and "Trading Days" shall mean any day on which the EQR common shares of beneficial interest is traded on the New York Stock Exchange and reported on its Composite Tape.

     4. Transfer Documents. At the Closing (as defined herein), EWOP shall execute a Warranty Deed for each of the EWR Properties (as defined in the Merger Agreement) owned by it and a general assignment and assumption agreement, in form and substance satisfactory to ERP, as assignor, for EWR Properties owned by it and ERP shall sign such general assignment and assumption agreement as assignee.

     5. Additional Agreements. EWOP and ERP shall execute, deliver (or cause to be executed or delivered) and record, all agreements, documents and instruments necessary or appropriate to effect the contribution and assumption contemplated hereby, including any assignments, assumptions, supplemental indentures, deeds, agreements or instruments.

     6. Limitation on Contribution. To the extent any assignment, transfer, conveyance or delivery of a Contributed Asset or the assumption of an Assumed Liability shall violate or cause an event of default under any agreement between EWOP or ERP on one hand, and any other person on the other hand, such asset shall not be contributed or such liability shall not be assumed pursuant to the terms of this Agreement and the parties shall cooperate to effect the contributions promptly following the Effective Time hereof as practicable. Nothing herein shall be deemed to require the contribution of any asset or the assumption of any liability which by its term or operation cannot be assigned, transferred, conveyed or delivered, provided the parties shall use their reasonable efforts to seek or obtain any such approvals as soon as practicable after the date hereof. In the event any contribution of an asset has not been consummated on the date hereof, EWOP shall continue in existence and hold such asset in trust for the use and benefit of ERP and shall take any other action as reasonably requested by ERP, as applicable, in order to place ERP, as applicable, as reasonably possible, in the same position that would have existed had such Contributed Asset been contributed immediately following the Effective Time as contemplated by this Agreement. If any assumption of a liability has not been consummated on the date hereof, then ERP which was to assume such liability shall reimburse the Contributor for all amounts paid by the Contributor with respect to such liability until such liability has been assigned to ERP, as the case may be. As and when any such Contributed Asset or Assumed Liability is able to be

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assigned, transferred, conveyed or delivered, as the case may be, such contribution and assumption shall be effective forthwith. The parties agree that, as of the Closing, ERP shall be deemed to have acquired complete and sole beneficial ownership of all Contributed Assets to be contributed to it hereunder, together with all rights, powers and privileges incident thereto and all duties and obligations and responsibilities incident thereto including, without limitation, the liabilities assumed by ERP hereunder. The failure to contribute any Contributed Asset hereunder shall not reduce the consideration to be received by EWOP.

     7. Lack of Representation. Each of the parties hereto understands and agrees that no party hereto is, in this Agreement or any other agreement or document contemplated by this Agreement or otherwise, making any representation or warranty whatsoever including, without limitation, as to title, value or legal sufficiency, except that title to all real estate included in the Contributed Assets is warranted and shall be conveyed by warranty deeds.

     8. Further Assurances. Each of the parties hereto shall use its reasonable best efforts, on and after the date hereof, to take or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or desirable under applicable laws and regulations to carry out the purposes of this Agreement and to vest ERP, with full title to all Contributed Assets as of the Closing. Without limiting the foregoing, ERP shall use its best efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications and take all other actions which may be required for the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable regulatory filings.

     9. Closing. The Closing of the transaction shall occur at such date after the Transfer Date (as hereinafter defined), as ERP may give notice to EWOP that it desires to consummate the transaction contemplated by this Agreement. As used in this Agreement, "Transfer Date" shall mean the first to occur of (i) the date twelve months after the Effective Time, (ii) the date on which EQR receives an opinion of Rudnick & Wolfe or other nationally recognized tax counsel satisfactory to it or a ruling from the Internal Revenue Service that the transaction to be undertaken pursuant to this Agreement may be effected without adversely affecting the qualification of the Merger as a tax-free reorganization within the meaning of Section 368 of the Code or (iii) the date on which regulations are promulgated by the Department of the Treasury which, in the opinion of Rudnick & Wolfe or other nationally recognized tax counsel to EQR, would permit the transaction contemplated by this Agreement without adversely affecting the qualification of the Merger as a tax-free reorganization within the meaning of Section 368 of the Code. Notwithstanding the provisions of this Paragraph 9, in no event shall ERP be required to give any notice with respect to the Contribution and if ERP fails to give such notice by December 31, 1999, this Agreement shall terminate and EWOP shall have no further obligations pursuant to this Agreement.

     10. Approval by Limited Partners of EWOP. The parties acknowledge and agree that the obligations of ERP pursuant to this Agreement shall be subject to the approval of this

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Agreement and the transaction contemplated hereby by the limited partners of
EWOP pursuant to the terms of the partnership agreement of EWOP. EWOP agrees to present this Agreement, the transaction contemplated hereby and any other matter specified in Section 1.8(e) of the Merger Agreement for approval by the partners of EWOP pursuant to the terms of the partnership agreement of EWOP as soon as practicable after the date hereof in the manner contemplated by the Merger Agreement. In the event that the Merger Agreement is terminated for any reason prior to the consummation of the Merger (as defined in the Merger Agreement), this Agreement shall terminate.

     11. Distribution of Units Received from ERP. The parties acknowledge and agree that the consummation of the Contribution contemplated by this Agreement, subject to the provisions of Section 6 hereof, EWOP shall dissolve pursuant to the terms of its Partnership Agreement and distribute the ERP units to the partners of EWOP pursuant to the terms of the Amended and Restated Partnership Agreement of EWOP. Each holder of units shall become a holder under that certain Registration Rights Agreement entered into by EQR and certain former holders of units of EWOP upon the effectiveness of the merger of EQR and Evans Withycombe Residential, Inc. to the extent the holders of units of EWOP will receive Registrable Securities (as defined in the Registration Rights Agreement) upon the distribution of ERP Units to the partners of EWOP. In the event that EWOP is required to continue to hold any asset pursuant to Section 6 hereof after the Closing for the benefit of ERP, EWOP shall distribute to the partners of EWOP, other than EQR and ERP, their pro rata share of the ERP Units received by EWOP in partial dissolution of the EWOP and the partners receiving such ERP Unit shall have no further interest in EWOP as a partner, including any interest in its assets, profits and losses.

     12. Complete Agreement; Construction. This Agreement, including the exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous negotiations, commitments and writings with respect to such subject matter.

     13. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement will survive the consummation of the transactions contemplated hereby.

     14. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without regard to the principles of conflicts of laws thereof.

     15. Notices. All notices and other communications hereunder must be in writing and must be delivered by hand, mailed by registered or certified mail (return receipt requested) or sent by facsimile transmission to the party for whom it is intended at the following address (or at such other address for a party as may be specified by like notice) and will be deemed given on the date on which such notice is received:


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          (a)  If to ERP:           Two North Riverside Plaza
                                    Suite 400
                                    Chicago, IL 60606
                                    Attention: General Counsel
                                    Fax: (312) 454-0039

               With a copy to:      Rudnick & Wolfe
                                    203 North LaSalle Street
                                    Chicago, Illinois  60601
                                    Attention:  Errol R. Halperin
                                    Fax:  (312) 236-7516


          (b)  If to EWOP:          Evans Withycombe Residential, L.P.
                                    6991 East Camelback Road
                                    Suite A-200
                                    Scottsdale, Arizona  85251
                                    Attention:  General Partner
                                    Fax: (602) 423-8843

               With a copy to:      Gibson, Dunn & Crutcher LLP
                                    333 South Grand Avenue
                                    Los Angeles, CA  90071
                                    Attention:  Kenneth M. Doran
                                    Fax: (213/229-6537

     16. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

     17. Successors and Assigns. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     18. No Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the parties hereto and their respective successors and permitted assigns and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.


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     19.  Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     20. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder are specifically enforceable.

     21. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original, but all of which together shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                    ERP OPERATING LIMITED PARTNERSHIP

                                    By:  Equity Residential Properties Trust,
                                         its general partner



                                         By: /s/Bruce C. Strohm
                                             ------------------------
                                             Executive Vice President


                                    EVANS WITHYCOMBE RESIDENTIAL, L.P.

                                    By:  Evans Withycombe Residential, Inc.,
                                         its general partner



                                    By: /s/Stephen O. Evans
                                        ----------------------------------
                                    Its: Chairman & Chief Executive Officer
                                         ----------------------------------


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